Banc of America Leasing & Capital, LLC	Master Lease Agreement Number: 36629-90000
This Master Lease Agreement, dated as of July 20, 2020 (this “Agreement”), is by and between Banc of America Leasing & Capital, LLC, a Delaware limited liability company having an office at 11333 McCormick Road, Hunt Valley, MD 21031 (together with its successors and assigns, “Lessor”), and Casella Waste Systems, Inc. as “Lessee”, a corporation existing under the laws of the state of Delaware, and having its chief executive office and any organizational identification number as specified with its execution of this Agreement below. Certain defined terms used herein are identified in bold face and quotation marks throughout this Agreement and in Section 15 below. This Agreement sets forth the terms and conditions for the lease of Equipment between Lessor and each applicable Lessee pursuant to one or more "Schedules" incorporating by reference the terms of this Agreement, together with all exhibits, addenda, schedules, certificates, riders and other documents and instruments executed and delivered in connection with such Schedule (as amended from time to time, a “Lease”). Each Lease constitutes a separate, distinct and independent lease of Equipment and contractual obligation of the applicable Lessee. This Agreement is not an agreement or commitment by Lessor or Lessee to enter into any future Leases or other agreements, or for Lessor to provide any financial accommodations to Lessee. Lessor shall not be obligated under any circumstances to advance any progress payments or other funds for any Equipment or to enter into any Lease if there shall have occurred a material adverse change in the operations, business, properties or condition, financial or otherwise, of Lessee or any Guarantor. This Agreement and each Lease shall become effective only upon execution and delivery thereof by the applicable Lessee and Lessor’s acceptance and execution thereof at its corporate offices set forth above.

1. Lease; Term; Non-Interference. Lessor and the applicable Lessee agree to lease Equipment described in Schedules entered into from time to time, together with all other documentation from Lessee required by Lessor with respect to such Lease. Upon receipt of any item or group of Equipment intended for Lease hereunder, the applicable Lessee shall execute a Schedule, with all information fully completed and irrevocably accepting such Equipment for Lease, and deliver such Schedule to Lessor for its review and acceptance. Provided no Event of Default has occurred and is continuing, Lessee shall be entitled to use and possess the Equipment during the original Lease Term provided in the Schedule (together with any extensions or renewals thereof in accordance with terms of the Lease, the “Lease Term”) free from interference by any person claiming by, through or under Lessor.

2. Rent.  “Rent” shall be payable to Lessor during the Lease Term in the amounts and at the times provided in the Schedule. If any Rent or other amount payable hereunder is not paid within 10 days of its due date, Lessee shall pay an administrative late charge of 5% of the amount not timely paid. All Rent and other amounts payable under a Lease shall be made in immediately available funds at Lessor’s address above or such other place as Lessor shall specify in writing. Unless otherwise provided herein, payments received under any Lease will be applied to all interest, fees and amounts owing thereunder (other than Rent), and then to Rent payable thereunder.

3. Net Lease; Disclaimer Of Warranties. Each Lease is a net lease and a “finance lease” under Article 2A of the UCC, and Lessee waives all rights and remedies Lessee may have under sections 2A-508 – 2A-522 thereof, including any right to cancel or repudiate any Lease or to reject or revoke acceptance of any Equipment. Upon the “Acceptance Date” provided in the Schedule for each Lease, Lessee’s Obligations thereunder (i) shall be non-cancelable, absolute and unconditional under all circumstances for the entire Lease Term, (ii) shall be unaffected by the loss or destruction of any Equipment, and (iii) shall not be subject to any abatement, deferment, reduction, set-off, counterclaim, recoupment or defense for any reason whatsoever. LESSOR IS NOT A VENDOR OR AGENT OF THE EQUIPMENT VENDOR, AND HAS NOT ENGAGED IN THE SALE OR DISTRIBUTION OF ANY EQUIPMENT. LESSOR MAKES NO EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES AS TO TITLE, MERCHANTABILITY, PERFORMANCE, CONDITION, EXISTENCE, FITNESS OR SUITABILITY FOR LESSEE'S PURPOSES OF ANY EQUIPMENT, PATENT, TRADEMARK OR COPYRIGHT INFRINGEMENTS, THE CONFORMITY OF THE EQUIPMENT TO THE DESCRIPTION THEREOF IN ANY LEASE, OR ANY OTHER REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO THE EQUIPMENT. If Equipment is not delivered or properly installed, does not operate as warranted, becomes obsolete, or is unsatisfactory for any reason, Lessee shall make all claims on account thereof solely against Vendor and not against Lessor. Lessee is solely responsible for the selection, shipment, delivery and installation of the Equipment and its Vendors, expressly disclaims any reliance upon any statements or representations made by Lessor in connection therewith, and has received and approved the terms of any purchase orders, warranties, licenses or agreements with respect to the Equipment. During the Lease Term, Lessee shall be entitled, on a non-exclusive basis, to enforce any applicable Vendor warranties, to the extent permitted thereby and by applicable law. Lessor assigns such warranties to Lessee, to the extent permitted thereby, and agrees to cooperate with Lessee, at Lessee’s sole cost and expense, in making any reasonable claim against such Vendor arising from any defect in the Equipment.

4. Use; Maintenance; Location; Inspection. Lessee shall: (i) use, operate, protect and maintain the Equipment (a) in good operating order, repair, condition and appearance, in the same condition as when received, ordinary wear and tear excepted, (b) consistent with prudent industry practice (but in no event less than the extent to which Lessee maintains other similar equipment in the prudent management of its assets and properties), and (c) in compliance with all applicable insurance policies, laws, ordinances, rules, regulations and manufacturer's recommended maintenance and repair procedures, and (ii) maintain comprehensive books and records regarding the use, operation, maintenance and repair of the Equipment. The Equipment shall be used only within the 48 contiguous United States, solely for business purposes (and not for any consumer, personal, home, or family purpose), and shall not be abandoned or used for any unlawful purpose. Lessee shall not discontinue use of any Equipment except for normal maintenance nor, through modifications, alterations or otherwise, impair the current or residual value, useful life, utility or

Master Lease Agreement

originally intended function of any Equipment without Lessor's prior consent. Any replacement or substitution of parts, improvements, upgrades, or additions to the Equipment during the Lease Term shall be the property of Lessor and subject to the Lease, except that if no Event of Default exists, Lessee may at its expense remove improvements or additions provided by Lessee that can be readily removed without impairing the value, function or remaining useful life of the Equipment. If requested by Lessor, Lessee shall cause Equipment to be plainly marked to disclose Lessor's ownership, as reasonably specified by Lessor. Except for property in transit, short-term temporary locations in the ordinary course of business, and any location identified in another Schedule, Lessee shall not change the location or, in the case of over-the-road vehicles, the base of any Equipment specified in its Schedule without notice to the Lessor. Lessor shall have the right to enter any premises where Equipment is located and inspect it (together with related books and records) at any reasonable time with reasonable prior notice.

5. Loss and Damage. Lessee assumes all risk of (and shall promptly notify Lessor in writing of any occurrence of) any damage to or loss, theft, confiscation or destruction of any Equipment from any cause whatsoever (a “Casualty”) from the date shipped or otherwise made available to Lessee and continuing until it is returned to and accepted by Lessor in the condition required by the Lease, including Section 8 of this Agreement. If any Equipment suffers a Casualty which Lessor determines is reparable, Lessee shall at its expense promptly place the same in good repair, condition or working order. If any Equipment suffers a Casualty which Lessor determines is beyond repair or materially impairs its residual value (a “Total Loss”), Lessee shall at Lessee’s option (unless an Event of Default has occurred and is then continuing, in which case it shall be at Lessor’s option) either (a) promptly replace such Equipment with a similar item reasonably acceptable to Lessor having an equivalent value, utility and remaining useful life of such Equipment, whereupon such replacement items shall constitute Equipment for all purposes the Lease, or (b) on the next Rent payment date occurring at least 30 days following such Casualty (or, if none, within 30 days) pay Lessor the Stipulated Loss Value for such Equipment, together with all Rent scheduled for payment on such date, and all accrued interest, late charges and other amounts then due and owing under the Lease. Upon such payment following a Total Loss, the Lease with respect to the Equipment suffering a Total Loss shall terminate, and Lessor shall transfer to the Lessee all of its right, title and interest in such Equipment, free from all liens and encumbrances created by Lessor, but otherwise on an “AS-IS, WHERE-IS,” quitclaim basis. If less than all Equipment under a Schedule suffers a Total Loss, (i) the Stipulated Loss Value with respect to any such item of Equipment shall be calculated by reference to the allocable portion of “Lessor’s Cost” provided in the applicable Schedule, Rent or other amount related to such item, as reasonably determined by Lessor, and (ii) the remaining Rent under the Schedule shall be proportionately reduced as reasonably calculated by Lessor upon Lessor’s receipt of the payments described above.

6. Insurance. Lessee, at its own expense, shall keep each item of Equipment insured against all risks for its replacement value, and in no event less than its Stipulated Loss Value, and shall maintain public liability and, with respect to Equipment that is over-the-road vehicles, automotive liability insurance against such risks and for such amounts as Lessor may reasonably require. All such insurance shall (a) be with companies rated “A-” or better by A.M. Best Company, in such form as Lessor shall approve, (b) specify Lessor and Lessee as insureds and provide that it may not be canceled or altered in any way that would affect the interest of Lessor without at least 20 days' prior written notice to Lessor (10 days' in the case of nonpayment of premium), (c) be primary, without right of contribution from any other insurance carried by Lessor and contain waiver of subrogation and “breach of warranty” provisions satisfactory to Lessor, (d) provide that all amounts payable by reason of loss or damage to Equipment shall be payable to Lessor, unless Lessor otherwise agrees, and (e) contain such other endorsements as Lessor may reasonably require. Lessee shall provide Lessor with evidence satisfactory to Lessor of the required insurance upon the execution of any Schedule and promptly upon any renewal of any required policy.
        Notwithstanding the foregoing, Lessee need not maintain all risk property damage insurance (“Property Insurance”) for the Equipment, and shall maintain adequate self-insurance for all such risks, if and for so long as: (i) no Event of Default exists; (ii) such self-insurance is consistent with prudent industry practice for equipment similar to the Equipment; (iii) Lessee does not maintain third-party insurance for other similar equipment it may own or lease; and (iv) Lessee maintains adequate reserves for such exposure in accordance with generally accepted accounting principles and prudent industry practice; it being understood and agreed that if any item of Equipment is lost, stolen, confiscated, destroyed or damaged beyond repair, Lessee shall, on or before the next Rent payment date occurring at least 30 days following such Casualty (or, if none, within 30 days) , unconditionally pay to Lessor the Stipulated Loss Value and other amounts payable in accordance with this Agreement; provided, however, that upon the occurrence of an Event of Default, then Lessee agrees, upon receipt of notice from Lessor, to obtain Property Insurance from a third party insurer complying in all respects with the terms of the preceding paragraph.

7. Indemnities; Taxes. Lessee's indemnity and reimbursement obligations set forth below shall survive the cancellation, termination or expiration of any Lease or this Agreement.
        (a) General Indemnity. Lessee shall indemnify, on an after-tax basis, defend and hold harmless Lessor and its respective officers, directors, employees, agents and Affiliates (“Indemnified Persons”) against all claims, liabilities, losses and expenses whatsoever (except those caused by the Indemnified Person's gross negligence or willful misconduct), including court costs and reasonable attorneys' fees and expenses (together, “Attorneys’ Fees”), in any way relating to or arising out of the Equipment or any Lease at any time, or the ordering, acquisition, rejection, installation, possession, maintenance, use, ownership, condition, destruction or return of the Equipment, including any claims based in negligence, strict liability in tort, environmental liability or infringement.
        (b) General Tax Indemnity. Lessee shall pay or reimburse Lessor, and indemnify, defend and hold Lessor harmless from, on an after-tax basis, all taxes, assessments, fees and other governmental charges paid or required to be paid by Lessor or Lessee in any way arising out of or related to the Equipment or any Lease before or during the Lease Term or after the Lease Term following an Event of Default, including foreign, Federal, state, county and municipal fees, taxes and assessments, and property, value-added, sales, use, gross receipts, excise, stamp and documentary taxes, and all related penalties, fines, additions to tax and interest charges (“Impositions”), excluding only Federal and state taxes based on Lessor's net income unless such taxes are in lieu of any Imposition Lessee would otherwise be required to pay hereunder. Lessee shall timely pay any Imposition for which Lessee is primarily responsible under law and any other Imposition not payable or not paid by Lessor, but Lessee shall have no obligation to pay any Imposition being contested in good faith and by appropriate legal proceedings, the nonpayment of which does not, in the opinion of Lessor, result in a material risk of adverse effect on the title, property, use, disposition or other rights of Lessor with respect to the Equipment. Upon Lessor's

Master Lease Agreement

request, Lessee shall furnish proof of its payment of any Imposition. Notwithstanding the foregoing, Lessee shall not be liable for any penalties or interests, or any Impositions, to the extent the same arise as a result of Lessor’s gross negligence or willful misconduct.
        (c) Income Tax Indemnity. Lessor shall be treated for federal and state income tax purposes as the owner of the Equipment and shall be entitled to take into account certain Tax Benefits in computing its income tax liabilities in connection with any Lease. If Lessor suffers a Tax Loss by reason of any act or failure to act by Lessee, or Lessee’s breach of any representation, warranty or agreement in any Lease then, upon Lessor's demand and at Lessor's option, either: (i) all further Rent under the Lease, if any, shall be increased by an amount, or (ii) Lessee shall pay Lessor a lump sum amount, which in either case shall maintain the net economic after-tax yield, cash-flow and rate of return Lessor originally anticipated, based on Lessor’s federal and state corporate income tax rate in effect on the Acceptance Date of the applicable Schedule and other assumptions originally used by Lessor in evaluating the transaction and setting the Rent therefor and other terms thereof. Lessee shall also pay Lessor on demand all interest, costs (including Attorneys’ Fees), penalties and additions to tax associated with the Tax Loss. Lessor shall have no obligation to contest any Tax Loss. All references to “Lessor” in this Section 7(c) shall include (A) Lessor's successors and Assignees, and (B) each member of the affiliated group of corporations, as defined in Section 1504(a) of the Code, of which Lessor or such successor or Assignee is at any time a member. As used herein: “Tax Benefits” means all items of income, deduction (including depreciation consistent with Lessee's representation in the applicable Schedule), credit, gain or loss relating to ownership of the Equipment as are provided to owners of similar equipment under the Code and applicable state tax laws in effect on the Acceptance Date of such Schedule; and “Tax Loss” means and will be deemed to be suffered if Lessor loses, is delayed in claiming, is required to recapture, is not allowed or may not claim all or any portion of any Tax Benefits, provided, however, that Lessee shall be under no obligation to make any payments with respect to a Tax Loss to the extent that it (1) is caused by Lessor's failure to have sufficient taxable income to benefit from any Tax Benefits, or (2) results from any disposition of Equipment by Lessor other than a disposition of Equipment following an Event of Default.

8. Return. Except as otherwise provided in this Agreement and the Schedules, upon any cancellation, termination or expiration of any Lease (after the occurrence of an Event of Default or otherwise), Lessee shall, at its expense, cause the Equipment to be prepared and adequately protected for shipment by an authorized manufacturer’s representative and either surrender it to Lessor in place or, if instructed by Lessor, ship the Equipment to Lessor, freight and insurance pre-paid, to a place designated by Lessor within the 48 contiguous United States, in the condition required under Section 4 hereof and under the applicable Schedule, able to be put into immediate service and to perform at manufacturer's rated levels (if any), together with all related manuals, documents and records, and, if applicable, reassembled by an authorized manufacturer’s representative and immediately qualified for the manufacturer’s (or its authorized servicing representative’s) then available service contract or warranty. If requested by Lessor, Lessee shall, at its expense: (i) cause the Equipment to qualify for all applicable licenses or permits necessary for its operation and for its intended purpose, and to comply with all specifications and requirements of applicable federal, state and local laws, regulations and ordinances; (ii) provide safe, suitable storage, acceptable to Lessor, for the Equipment for a period not to exceed [30] days from the date of return; and (iii) cooperate with Lessor in attempting to remarket the Equipment, including display and demonstration to prospective parties, and to the extent permitted by applicable law and contractual obligations, allowing Lessor to conduct a private sale on Lessee's premises. If Lessee does not surrender or return any item of Equipment to Lessor on the date or in the condition required under a Lease, in addition to all other available rights and remedies, at Lessor's election, such Equipment shall continue to be subject to all the terms and conditions of the Lease, with Rent and other charges continuing to accrue and be payable under the Lease with respect to such Equipment until it is so surrendered or returned to Lessor, except that Rent shall accrue at 125% of the last Rent allocable to such item of Equipment (as reasonably calculated by Lessor) during the Lease Term, payable on demand.

9. Lessee Representations and Agreements. Lessee represents, warrants and agrees that: (a) Lessee has had for the previous 5 years (except as previously disclosed to Lessor in writing) the legal name and form of business organization in the state described above; (b) Lessee’s chief executive office and notice address, taxpayer identification number and any organizational identification number is as described with its execution of this Agreement below; (c) Lessee shall notify Lessor in writing at least 30 days before changing its legal name, state of organization, chief executive office location or organizational identification number; (d) Lessee is duly organized and existing in good standing under the laws of the state described above and all other jurisdictions where legally required in order to carry on its business, shall maintain its good standing in all such jurisdictions (unless the failure to be in good standing would not result in a material adverse effect on Lessee), and shall conduct its businesses and manage its properties in compliance in all material respects with all applicable laws, rules or regulations binding, in any jurisdiction, on Lessee including, without limitation, all anti-money laundering laws and regulations; (e) the execution, delivery and performance of this Agreement, each Lease and Related Agreement to which it is a party has been duly authorized by Lessee, each of which are and will be binding on and enforceable against Lessee in accordance with their terms, and do not and will not contravene any other material instrument or agreement binding on Lessee; and (f) there is no pending litigation, tax or environmental claim, proceeding, written dispute or regulatory or enforcement action (and Lessee shall promptly notify Lessor of any of the same that may hereafter arise) that would reasonably be expected to materially adversely affect any Equipment or Lessee's financial condition or materially impair its ability to perform its Obligations.

10. Title; Property; Additional Security. (a) Title; Personal Property. Each Lease is and is intended to be a lease of personal property for all purposes. Lessee does not acquire any right, title or interest in or to any Equipment, except the right to use and possess the same under the terms of the applicable Lease. Except as specifically provided in the applicable Schedule, Lessee has no right or option to extend the Lease Term of a Lease or purchase any Equipment. Lessee assigns all of its rights (but none of its obligations) to Lessor under any purchase orders, invoices or other contracts of sale with respect to the Equipment, and conveys whatever right, title and interest it may now or hereafter have in any Equipment to Lessor. Lessor shall be the sole owner of Equipment free and clear of all liens or encumbrances, other than Lessee’s rights under the Lease. Lessee will not create or permit to exist any lien, security interest, charge or encumbrance on any Equipment except those created by Lessor. The Equipment shall remain personal property at all times, notwithstanding the manner in which it may be affixed to realty. Lessee shall obtain and record such instruments and take such steps reasonably requested by Lessor as may be necessary to (i) prevent any creditor, landlord, mortgagee or other entity (other than Lessor) from having any lien, charge, security interest or encumbrance on any Equipment, and (ii) ensure Lessor's right of access to and removal of Equipment in accordance with the Lease.

Master Lease Agreement

        (b) Additional Security. To secure the punctual payment and performance of Lessee’s Obligations under each Lease and, as a separate grant of security, to secure the payment and performance of all other Obligations owing to Lessor, Lessee grants to Lessor a continuing security interest in the Collateral, provided, however, that if there then exists no Event of Default, Lessor’s security interest in Collateral subject to a Lease shall terminate upon the payment and performance of all Obligations of Lessee under the applicable Lease. Notwithstanding the grant of a security interest in any Collateral, Lessee shall have no right to sell, lease, rent, dispose or surrender possession, use or operation of any Equipment to any third parties without the prior written consent of Lessor, in each case, except to another Lessee or subsidiary thereof, and except for Permitted Third Party Uses. “Permitted Third Party Uses” means that Equipment can be operated by (but not sublet to) third parties under the direction or supervision of Lessee or a co-Lessee as part of a contract of which Lessee or a co-Lessee is a party, and that authorizes, directs or requires Lessee or a co-Lessee to utilize a third party for operational purposes. The foregoing grant of a security interest shall not of itself be a factor in determining whether any Lease creates a lease or security interest in the Equipment under applicable provisions of the UCC.

11. Default. Each of the following (a “Default”) shall, with the giving of any notice or passage of any time period specified, constitute an "Event of Default" hereunder and under all Leases: (1) Lessee fails to pay any Rent or other amount owing under any Lease within 10 days of its due date; (2) Lessee fails to maintain insurance as required herein, or sells, leases, subleases, assigns, conveys, or suffers to exist any lien, charge, security interest or encumbrance on, any Equipment without Lessor's prior consent, or any Equipment is subjected to levy, seizure or attachment; (3) Lessee fails to perform or comply with any other covenant or obligation under any Lease or Related Agreement and such failure continues for 30 days after written notice thereof by Lessor to Lessee; (4) any representation, warranty or other written statement made to Lessor by Lessee in connection with this Agreement, any Lease, Related Agreement or other Obligation, or by any Guarantor pursuant to any Guaranty (including any representation concerning financial statements) proves to have been incorrect in any material respect when made; (5) Lessee (w) with the exception of intra-company transactions involving only Lessee and/or one of more of its Affiliates (and provided that the surviving entity, if applicable, is the Lessee, a co-lessee or a Guarantor, or the surviving entity executes a co-lessee addendum), consummates any merger or consolidation with, or sells or transfers all or any substantial portion of its assets to, or enters into any partnership or joint venture other than in the ordinary course of business with, any entity, (x) dies (if a natural person), dissolves, liquidates or ceases or suspends the conduct of business, or ceases to maintain its existence (unless the Lessee liquidates into or transfers any remaining assets to an Affiliate and such Affiliate is or becomes a co-lessee hereunder), , (y) if Lessee is a privately held entity, suffers any transaction or series of transactions as a result of which Lessee is not directly or indirectly owned or controlled by Casella Waste Systems, Inc., or (z) if Lessee is a publicly held entity, there shall be a change in the ownership of Lessee's stock or other equivalent ownership interest such that Lessee is no longer subject to the reporting requirements of, or no longer has a class of equity securities registered under, the Securities Act of 1933 or the Securities Exchange Act of 1934; (6) Lessee undertakes any general assignment for the benefit of creditors or commences any voluntary case or proceeding for relief under the federal bankruptcy code, or any other law for the relief of debtors, or takes any action to authorize or implement any of the foregoing; (7) the filing of any petition or application against Lessee under any law for the relief of debtors, including proceedings under the federal bankruptcy code, or for the subjection of property of Lessee to the control of any court, receiver or agency for the benefit of creditors if such petition or application is consented to by Lessee or is otherwise not dismissed within 60 days from the date of filing; (8) any material default occurs and continues past any applicable grace or cure period under any other lease, credit or other agreement or instrument to which Lessee and Lessor or any Affiliate of Lessor are now or hereafter party; (9) any material default occurs and continues past any applicable grace or cure period under any other debt obligation under any agreement or instrument to which Lessee is a party and under which there is outstanding, owing or committed an aggregate amount greater than $20,000,000; (10) any attempted repudiation, breach or default of any Guaranty which continues past any applicable grace or cure period; or (11) the occurrence of any event described in clauses (4) through (9) above with reference to any Guarantor. Lessee shall promptly notify Lessor in writing of any Default or Event of Default.

12. Remedies. (a) Upon the occurrence of an Event of Default, Lessor may, in its discretion, exercise any one or more of the following remedies with respect to any or all Leases or Equipment: (1) cause Lessee to promptly discontinue use of or disable any Equipment, or to assemble and return any Equipment or other Collateral in accordance with the terms of the applicable Lease; (2) remedy such Event of Default or proceed by court action, either at law or in equity, to enforce performance of the applicable provisions of any Lease; (3) with or without court order, enter upon the premises where Equipment is located and repossess and remove the same, all without liability for damage to such premises or by reason such entry or repossession, except for Lessor's negligence, gross negligence or willful misconduct; (4) dispose of any Equipment in a public or private transaction, or hold, use, operate or keep idle the Equipment, free and clear of any rights or interests of Lessee therein; (5) recover damages permissible under the UCC for the breach of any Lease, including the payment of all Rent and other amounts payable thereunder (discounted at the Discount Rate with respect to any accelerated future amounts), and all costs and expenses incurred by Lessor in exercising its remedies or enforcing its rights thereunder (including all Attorneys’ Fees); (6) by written notice to Lessee, cancel any Lease and, as liquidated damages for the loss of Lessor's bargain and not as a penalty, declare immediately due and payable an amount equal to the Stipulated Loss Value applicable to such Leases which Lessee acknowledges to be reasonable liquidated damages in light of the anticipated harm to Lessor that might be caused by an Event of Default and the facts and circumstances existing as of the Acceptance Date of each Lease; (7) without notice to Lessee, apply or set-off against any Obligations all security deposits, advance payments, proceeds of letters of credit, certificates of deposit (whether or not matured), securities or other additional collateral held by Lessor or otherwise credited by or due from Lessor to Lessee; or (8) pursue all other remedies provided under the UCC or other applicable law. Upon the commencement of any voluntary case under the federal bankruptcy code concerning the Lessee, the remedy provided in clause (6) above shall be automatically exercised without the requirement of prior written notice to Lessee or of any other act or declaration by Lessor, and the liquidated damages described therein shall be immediately due and payable. Lessee shall pay interest equal to the lesser of (a) 12% per annum, or (b) the highest rate permitted by applicable law (“Default Rate”) on (i) any amount other than Rent owing under any Lease and not paid when due, (ii) Rent not paid within 30 days of its due date, and (iii) any amount required to be paid upon cancellation of any Lease under this Section 12. Any payments received by Lessor after an Event of Default, including proceeds of any disposition of Equipment, shall be applied in the following order: (A) to all of Lessor's costs (including Attorneys’ Fees), charges and expenses incurred in taking, removing, holding, repairing and selling or leasing the Equipment or other Collateral or enforcing the provisions hereof; (B) to the extent not previously paid by Lessee, to pay Lessor for any damages then remaining unpaid hereunder; (C) to reimburse Lessee for any sums previously paid by Lessee as damages hereunder; and (D) the balance, if any, shall be retained by Lessor.

Master Lease Agreement

        (b) No remedy referred to in this Section 12 shall be exclusive, each shall be cumulative (but not duplicative of recovery of any Obligation) and in addition to any other remedy referred to above or otherwise available to Lessor at law or in equity, and all such remedies shall survive the cancellation of any Lease. Lessor’s exercise or partial exercise of, or failure to exercise, any remedy shall not restrict Lessor from further exercise of that remedy or any other available remedy. No extension of time for payment or performance of any Obligation shall operate to release, discharge, modify, change or affect the original liability of Lessee for any Obligations, either in whole or in part. Lessor may proceed against any Collateral or Guarantor, or may proceed contemporaneously or in the first instance against Lessee, in such order and at such times following an Event of Default as Lessor determines in its sole discretion. In any action to repossess any Equipment or other Collateral, Lessee waives any bonds and any surety or security required by any applicable laws as an incident to such repossession. Notices of Lessor's intention to accelerate, acceleration, nonpayment, presentment, protest, dishonor, or any other notice whatsoever (other than notices of Default specifically required of Lessor pursuant to Section 11 above) are waived by Lessee and any Guarantor. Any notice given by Lessor of any disposition of Collateral or other intended action of Lessor which is given in accordance with this Agreement at least 10 business days prior to such action, shall constitute fair and reasonable notice of such action.

13. Assignment. Lessor and any Assignee may assign or transfer any of Lessor's interests in any Lease or Equipment without notice to Lessee, subject, however, to the rights of Lessee to use and possess the Equipment under such Lease for so long as no Event of Default has occurred and is continuing. Lessee agrees that: (i) the rights of any Assignee shall not be affected by any breach or default of Lessor or any prior Assignee, and Lessee shall not assert any defense, rights of set-off or counterclaim against any Assignee, nor hold or attempt to hold such Assignee liable for any such breach or default (provided, however, that, Lessee shall retain the right to sue Lessor or any prior Assignee with respect to any such breach or default of Lessee or any prior Assignee, notwithstanding an assignment by Lessor or any prior Assignee; (ii) no Assignee shall be required to assume any obligations of Lessor under any Lease except the obligation of non-interference in Section 1 above, (iii) any Assignee expressly assuming the obligations of Lessor shall thereupon be responsible for Lessor's duties under the applicable Lease accruing after assignment and Lessor shall be released from such duties, and (iv) Lessee shall execute and deliver upon request such additional documents, instruments and assurances as Lessor deems necessary in order to (y) acknowledge and confirm all of the terms and conditions of any Lease and Lessor's or such Assignee’s rights with respect thereto, and Lessee’s compliance with all of the terms and provisions thereof, and (z) preserve, protect and perfect Lessor’s or Assignee’s right, title or interest hereunder and in any Equipment, including, without limitation, such UCC financing statements or amendments, control agreements, corporate or member resolutions, votes, notices of assignment of interests, and confirmations of Lessee’s obligations and representations and warranties with respect thereto as of the dates requested. Lessor may disclose to any potential Assignee any information regarding Lessee, any Guarantor and their Affiliates. Lessee shall not assign, pledge, hypothecate or in any way dispose of any of its rights or obligations under any Lease (except amongst Lessees or in connection with Lessee’s grant of a lien on all or substantially all of its assets in a financing transaction), or enter into any sublease of any Equipment, without Lessor's prior written consent. Any such purported assignment, pledge, hypothecation, disposal or sublease by Lessee made without Lessor’s prior written consent shall be null and void.

14. Financial and Other Data. (a) During any Lease Term, Lessee shall (i) maintain books and records in accordance with generally accepted accounting principles consistently applied (“GAAP”) and prudent business practice; (ii) promptly provide Lessor, within 120 days after the close of each fiscal year, and, upon Lessor's request, within 45 days of the end of the first three fiscal quarter of Casella Waste Systems, Inc.’s fiscal year, a copy of financial statements for Casella Waste Systems, Inc. requested by Lessor, in each case prepared in accordance with GAAP (in the case of quarterly financial statements, except for the absence of footnotes and subject to year-end adjustments), and (in the case of annual statements) audited by independent certified public accountants and (in the case of quarterly statements) certified by the chief financial officer of Casella Waste Systems, Inc.; provided, however, that for so long as Casella Waste Systems, Inc. is legally and timely filing annual and quarterly financial reports on Forms 10-K and 10-Q with the Securities and Exchange Commission which are readily available to the public, the filing of such reports shall satisfy the foregoing financial statement reporting requirements for such entity; and (iii) furnish Lessor all other financial information and reports and such other information as Lessor may reasonably request concerning Lessee, any Guarantor and their respective affairs, or the Equipment or its condition, location, use or operation.
        (b) Lessee represents and warrants that all information and financial statements at any time furnished by or on behalf of Lessee or any Guarantor fairly present in all material respects as of their respective dates, results of operations and the financial condition of Lessee, such Guarantor or other entity they purport to cover. Subject to Section 14(c) and applicable law, credit and other information regarding Lessee, any Guarantor or their Affiliates, any Lease or Equipment may be disclosed by Lessor to its Affiliates, agents and potential Assignees, notwithstanding anything contained in any agreement that may purport to limit or prohibit such disclosure.
        (c) Lessor agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed: (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood and agreed that such disclosures shall be limited those who reasonably need to know the information for the purposes of administering and enforcing Lessor’s rights with respect to this Agreement, any Lease or Related Agreement and that the persons or entities to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent requested by any regulatory authority; (iii) to the extent required by any requirement of law, regulation, order, or directive of any governmental entity, or by any subpoena or similar legal process; (iv) to any other party to this Agreement; (v) in connection with the exercise of any remedies hereunder or under this Agreement, any Lease or Related Agreement or any suit, action or proceeding relating to this Agreement, any Lease or Related Agreement or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions substantially the same as those of this subsection, to any assignee of, or any prospective assignee of, any of its rights or obligations under this Agreement, any Lease or Related Agreement; (vii) on a confidential basis, to any rating agency in connection with rating Lessee or its Affiliates; (viii) with the written consent of Lessee, any Guarantor, or to the extent such Information (x) becomes publicly available other than as a result of a breach of this subsection or (y) becomes available to Lessor on a non-confidential basis from a source other than Lessee or any Guarantor. For the purposes of this Section, “Information” means all information received from Lessee, any Guarantor or any of their Affiliates relating to Lessee, any Guarantor or any of their Affiliates or its or their respective business, other than any such information that is available to Lessor on a non-confidential basis prior to disclosure by the disclosing party; provided, that, in the case of information received from Lessee, any Guarantor or any of their Affiliates after the date hereof (a) all financial statements and other financial information shall be considered confidential and (b) any other information that is clearly identified at the time of delivery as confidential shall be

Master Lease Agreement

considered confidential. Any person or entity required to maintain the confidentiality of Information as provided in this subsection shall be considered to have complied with its obligation to do so if such person or entity has exercised the same degree of care to maintain the confidentiality of such Information as such person or entity would accord to its own confidential information.

15. Definitions
        As used herein, the following terms shall have the meanings assigned or referred to them below:
        “Affiliate” means any entity controlling, controlled by or under common control with the referent entity; “control” includes (i) the ownership of 25% or more of the voting stock or other ownership interest of any entity and (ii) the status of a general partner of a partnership or managing member of a limited liability company.
        “Assignee” means any assignee or transferee of all or any of Lessor’s right, title and interest in any Lease or any Equipment.
        ”Code” means the Internal Revenue Code of 1986, as amended.
        "Collateral" means and includes all of Lessee's right, title and interest in and to all Equipment, together with: (i) all accessions to such Equipment; (ii) all insurance, warranty and other claims against third parties with respect to any Equipment; (iii) all software and other intellectual property rights embedded in such Equipment; (iv) proceeds of all of the foregoing, including insurance proceeds; and (v) all books and records regarding the foregoing, in each case, now existing or hereafter arising.
        “Discount Rate” means the 1-year Treasury Constant Maturity rate as published in the Selected Interest Rates table of the Federal Reserve statistical release H.15(519) for the week ending immediately prior to the original Acceptance Date of a Lease (or if such rate is no longer determined or published, a successor or alternate rate selected by Lessor).
        “Equipment” means the items, units and groups of personal property, licensed materials and fixtures described in each Schedule, together with all replacements, parts, additions, accessories and substitutions therefor; and “item of Equipment” means a “commercial unit” as defined and described in Article 2A of the UCC, and includes each functionally integrated and separately marketable group or unit of Equipment.
        “Guarantor” means Casella Waste Systems, Inc., or (if applicable) any other guarantor, surety, or co-lessee of Lessee, or other party liable in any capacity for the payment or performance of any Obligations of Lessee.
        “Guaranty” means any guaranty, surety instrument, security, indemnity, “keep-well” agreement or other instrument or arrangement from or with any Guarantor.
        "Obligations" means and includes all obligations of Lessee owing to Lessor under this Agreement, any Lease or Related Agreement, or of any Guarantor owing to Lessor under any Guaranty, now existing or hereafter arising, direct or indirect, joint or several, absolute or contingent, whether for payment or performance, regardless of how the same may arise or by what instrument, agreement or book account they may be evidenced.
        “Related Agreement” means and includes any Guaranty and any approval letter or progress payment, assignment, security or other agreement or addendum related to this Agreement, any Lease or any Collateral to which Lessee or any Guarantor is a party.
        “Stipulated Loss Value” means, as of any particular date, the product obtained by multiplying the “Lessor’s Cost” specified in the Schedule by the percentage set forth in the “Schedule of Stipulated Loss Values” attached to the Schedule, specified opposite the Rent installment number (or date) becoming due immediately after the Casualty, Event of Default or other event requiring the calculation of Stipulated Loss Value. If there is no Schedule of Stipulated Loss Values attached to a Schedule, or if the Schedule of Stipulated Loss Values does not otherwise cover an applicable Rent installment number (or date), Stipulated Loss Value on any applicable Rent payment date shall equal the net present value of: (a) all unpaid Rent for the remainder of the Lease Term, plus (b) the amount of any purchase obligation, fixed price purchase option, or TRAC amount payment or, if there is no such obligation, option or payment, then the fair market value of the Equipment as of the end of the Lease Term, as estimated by Lessor in its sole discretion, all discounted to present value at the Discount Rate.
        “UCC” means the Uniform Commercial Code in effect in the state specified in Section 16(f) of this Agreement.
        “Vendor” means the manufacturer, distributor, supplier or other seller (whether or not a merchant or dealer) of the Equipment and any sales representative or agent thereof.

16. Miscellaneous. (a) At Lessor's request, Lessee shall execute, deliver, file and record such financing statements and other documents as Lessor deems necessary to protect Lessor's interest in the Equipment and to effectuate the purposes of any Lease or Related Agreement, and Lessee authorizes, and irrevocably appoints Lessor as its agent and attorney-in-fact, with right of substitution and coupled with an interest, to (i) execute, deliver, file, and record any such item, and to take such action for Lessee and in Lessee's name, place and stead, (ii) make minor corrections to manifest errors in factual data in any Schedule and any addenda, attachments, exhibits and riders thereto, and (iii) after the occurrence of an Event of Default, enforce claims relating to the Equipment against insurers, Vendors or other persons, and to make, adjust, compromise, settle and receive payment under such claims; but without any obligation to do so.
        (b) Federal law requires all financial institutions to obtain, verify and record information that identifies each entity that obtains a loan or other financial accommodation. The first time Lessee requests a financial accommodation from Lessor, the Lessor may ask for Lessee’s (or any Guarantor’s) legal name, address, tax ID number and other identifying information. Lessee shall promptly provide copies of business licenses or other documents evidencing the existence and good standing of Lessee or any Guarantor requested by Lessor.
        (c) Time is of the essence in the payment and performance of all of Lessee’s Obligations under any Lease or Related Agreement. This Agreement, and each Lease or Related Agreement may be executed in one or more counterparts, each of which shall constitute one and the same agreement. All demands, notices, requests, consents, waivers and other communications concerning this Agreement and any Lease or Related Agreement shall be in writing and shall be deemed to have been duly given when received, personally delivered or three business days after being deposited in the mail, first class postage prepaid, or the business day after delivery to an express carrier, charges prepaid, addressed to each party at the address provided herein, or at such other address as may hereafter be furnished in writing by such party to the other.
        (d) Except as otherwise agreed between Lessee and Lessor in writing, Lessee shall reimburse Lessor upon demand for costs and expenses incurred by Lessor in connection with the execution and delivery of this Agreement, any Lease or Related Agreement. Lessee shall reimburse Lessor on demand for all costs (including Attorneys’ Fees) incurred by Lessor in connection with Lessee’s exercise of any purchase or extension option under any Lease, or any amendment or waiver of the terms of this Agreement or any Lease or Related Agreement requested by Lessee.

Master Lease Agreement

        (e) Any provisions of this Agreement or any Lease or Related Agreement which are unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such unenforceability without invalidating the remaining provisions thereof, and any such unenforceability shall not render unenforceable such provisions in any other jurisdiction. Any requirement for the execution and delivery of any document, instrument or notice may be satisfied, in Lessor’s discretion, by authentication as a record within the meaning of, and to the extent permitted by, Article 9 of the UCC.
        (f) THIS AGREEMENT AND ANY LEASE OR RELATED AGREEMENT, AND THE LEGAL RELATIONS OF THE PARTIES THERETO, SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CHOICE OF LAW PRINCIPLES; THE PARTIES CONSENT AND SUBMIT TO THE JURISDICTION OF THE STATE AND FEDERAL COURTS OF SUCH STATE FOR THE PURPOSES OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING THEREFROM, AND EXPRESSLY WAIVE ANY OBJECTIONS THAT IT MAY HAVE TO THE VENUE OF SUCH COURTS. THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT THERETO. IN NO EVENT SHALL LESSOR HAVE ANY LIABILITY TO LESSEE FOR INCIDENTAL, GENERAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES. Any cause of action by Lessee against Lessor relating to this Agreement or any Lease or Related Agreement shall be brought within one year after any such cause of action first arises, and Lessee hereby waives the benefit of any longer period provided by statute.
        (g) EACH LEASE, TOGETHER WITH THIS AGREEMENT AND ANY RELATED AGREEMENTS, (i) CONSTITUTES THE FINAL AND ENTIRE AGREEMENT BETWEEN THE APPLICABLE PARTIES SUPERSEDING ALL CONFLICTING TERMS OR PROVISIONS OF ANY PRIOR PROPOSALS, APPROVAL LETTERS, TERM SHEETS OR OTHER AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES, (ii) MAY NOT BE CONTRADICTED BY EVIDENCE OF (y) ANY PRIOR WRITTEN OR ORAL AGREEMENTS OR UNDERSTANDINGS, OR (z) ANY CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS BETWEEN THE PARTIES; and (iii) MAY NOT BE AMENDED, NOR MAY ANY RIGHTS THEREUNDER BE WAIVED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTY CHARGED WITH SUCH AMENDMENT OR WAIVER.

Master Lease Agreement

        In Witness Whereof, Lessor and Lessee have executed this Agreement as of the date first above written.

BANC OF AMERICA LEASING & CAPITAL, LLC (Lessor)		CASELLA WASTE SYSTEMS, INC. (Lessee)
By:	/s/ Erin M. Parks	By:	/s/ Edmond R. Coletta
Print Name:	Erin M. Parks	Print Name:	Edmond R. Coletta
Title:	Vice President	Title:	Senior Vice President and Chief Financial Officer
		Taxpayer ID #:	03-0338873
		Org. ID # (if any):	2327496
		Chief Executive Office:	25 Greens Hill Lane Rutland, VT 05701

Master Lease Agreement